   Exhibit 99.1

Great Basin Scientific Reports First Quarter 2017 Results

Company continues to reduce operating expenses and cash burn

•	First quarter revenue increased 14% year-over-year
•	30% reduction in first quarter total operating expenses compared to fourth quarter
•	First quarter net income was $21.5 million; non-GAAP net loss improved 27% from the fourth quarter
•	Stool Bacterial Pathogens Panel under evaluation at over 40 customer sites ahead of anticipated FDA clearance

Salt Lake City, May 22, 2017 – Great Basin Scientific, Inc. (OTCQB: GBSN), a molecular diagnostic company, today reported operating results for the first quarter ended March 31, 2017.

“We are very pleased with the improvements we made in the first quarter of 2017, as we move from the high-investment menu expansion plan of 2016 to a leaner, growth-focused strategy for 2017,” said Ryan Ashton, co-founder and chief executive officer of Great Basin. “During the first quarter, we recorded revenues from a product suite that included five assays compared to only two assays a year ago. We also shipped and recorded modest revenues for our Stool Bacterial Pathogens Panel (SBPP) on a discounted Investigational Use Only (IUO) basis during the quarter. This was ahead of anticipated U.S. Food and Drug Administrative (FDA) clearance, which we continue to expect to receive in mid-2017.”

“The cost-management programs initiated in late 2016 continued to post results in terms of improved operational efficiencies,” Ashton continued. “We are pleased to have reported significant decreases in total operating expenses. We also reported net income for GAAP purposes, and, more importantly, a decrease in non-GAAP net loss for the first quarter of 2017. We expect the restructuring and cost reduction plan we implemented and announced in mid-February will be more fully reflected in our second quarter results, and we continue to work on reducing expenses and refocusing spending toward revenue growth. Further, we believe our simplified capital structure will allow us to substantially reduce our financing, legal and accounting costs, reducing our G&A expenses substantially and have set the third quarter of 2017 as a target for total operating expenses at or below $4.0 million.”

First Quarter 2017 Performance

•

Total revenues for the first quarter of 2017 increased 14% to $830,800 from $731,400 in the first quarter of 2016, and marked the Company’s first quarter recognizing revenues from five assays. Sales of Group B Strep tests increased 82% during the comparable first quarter, primarily due to the addition of new customers, including two large reference laboratories. Sales of C. diff tests declined 5% from the first quarter of 2016 due to reduced patient C. diff infection rates at customer sites, along with the Company’s decision to resign small accounts unlikely to become profitable. The decline in C. diff sales was partially offset by sales of new products. Sales of Shiga toxin-producing E. coli test (STEC) and Staph ID/R Blood Culture Panel (SIDR), which became commercially available in late 2016, increased 47% from the fourth quarter of 2016. Great Basin also recognized revenues in the first quarter from discounted “Investigational Use Only” versions of its new Stool Bacterial Pathogens Panel, in anticipation of FDA clearance in 2017. First quarter 2017 revenues were down 2.5% from the fourth quarter of 2016 due to the impacts of C. diff sales as described above.

•

Annualized revenue per active instrument (RPAI) was $6,866 in the first quarter of 2017 compared with $6,353 a year ago, representing an 8% improvement. During the quarter, the Company removed analyzers from smaller customer sites that are unlikely to be profitable even with an expanded product menu, resulting in a 5% reduction in installed analyzers to 470. The Company expects a greater focus on RPAI throughout 2017 coinciding with the expansion of its product menu.

•

Gross margin improved by 16 basis points in the first quarter of 2017 compared with the first quarter of 2016 and by 14 basis points compared to the fourth quarter of 2016. The margin improvement in both cases was primarily due to a change in analyzer depreciation expense, where the Company determined the actual life of analyzers at customer sites was longer than the estimated life used for depreciation purposes. Without this adjustment to depreciation, gross margin in the first quarter of 2017 would have been essentially flat compared to the period a year ago and the fourth quarter. The Company expects greater gross margin improvements in the second half of 2017 as sales volumes increase and it records greater sales volumes from higher-priced products, such as SIDR and SBPP.

•

Total operating expenses for the first quarter of 2017 were $5,297,800, an 11% decrease from the first quarter of 2016 and a 30% decrease from the fourth quarter of 2016. The Company recorded net decreases in R&D and selling and marketing expenses during the first quarter of 2017, due primarily to the reduction of internal costs associated with the completion of clinical trials and commercial launch of new products and the restructuring and reduction in force we implemented in mid-February.

•

Net cash used in operations was $4,049,400 for the first quarter of 2017, compared to $8,150,100 in the first quarter a year ago and $7,516,300 in the fourth quarter. The sequential quarterly decrease was primarily due to reduced R&D spending as the Company completed two clinical trials in late 2016 and in the first quarter of 2017. Refer to Table 4 for a reconciliation of non-GAAP loss to net cash used in operations.

•

Net income for the first quarter of 2017 was $21,503,600 compared with a net loss of $33,652,500 in the first quarter of 2016 and a net loss of $6,171,000 in the fourth quarter of 2016. Non-GAAP net loss of $5,908,300 in the first quarter of 2017 was a 10% improvement over non-GAAP net loss of $6,552,400 in the first quarter of 2016, and a 27% improvement over non-GAAP net loss of $8,040,000 in the fourth quarter of 2016. Refer to Table 3 and its corresponding footnote and the section entitled, “Non-GAAP Financial Measures” for more information on non-cash expenses included in non-GAAP net loss.

TABLE 1: Total Operating Expenses

TABLE 2: GAAP Net Income (Loss) and Non-GAAP Net Loss

Table 2: The table above includes net income (loss) as shown in or derived from quarterly and annual financial statements presented in accordance with generally accepted accounting principles (GAAP). We also show Non-GAAP net loss, which excludes certain non-cash expenses and all items related to our convertible debt and other financing such as interest, extinguishments of debt, and fair value liability gains and losses caused by fluctuations in our stock price. Management believes Non-GAAP net loss is a better indicator of the Company’s core operating performance.  See table below for an explanation and reconciliation between GAAP net income(loss) and Non-GAAP net loss.

Outlook

“For the remainder of 2017, we will continue to focus on two key fronts: First, we are focused on growing revenues with our expanded product menu that now consists of five commercially-available assays, with a sixth anticipated mid-2017.  As we have said previously, we believe this expanded menu will drive an accelerated growth trajectory for the Company in the second half of 2017 and into 2018. We are seeing strong response to our expanded product menu, coupled with our no-cost instrumentation, which we believe makes Great Basin a compelling alternative for hospitals and labs in need of a value-driven molecular diagnostic solution that is reliable and easy to use,” said Ashton. “Our plan going forward is to continue to build a business pipeline with both new and existing customers, and we are focusing on customer sites eager to use multiple assays from our menu. Our focus will be specifically on those sites interested in our higher-priced multi-plex panels, such as SIDR and SBPP. Additionally, we will continue to operate Great Basin with a mind toward operational efficiency, reducing our operating expenses and improving our gross margins in order to bring the Company closer to profitability.”

Non-GAAP Financial Measures

This press release includes “Non-GAAP Financial Measures” as defined by the Securities and Exchange Commission. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of this

Non-GAAP Financial Measure to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measure” below.

Reconciliation of Non-GAAP Financial Measure

The Company excludes certain non-cash and other financing-related income and expense items in calculating non-GAAP net loss because it believes this non-GAAP financial measure provides meaningful supplemental information regarding performance of the Company’s core operations. The Company further believes that this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and may facilitate comparisons to the operating results of peer companies.

The following table presents a reconciliation between net income or loss as shown or derived from the Company’s financial statements for the periods presented in accordance with GAAP, and non-GAAP net loss. The table specifically reflects the elimination of certain non-cash amounts, income taxes, and other financing-related items.

TABLE 3: Reconciliation of GAAP Net Income (Loss) and Non-GAAP Net Loss

The following table presents cash flows used in operations as shown in or derived from our Condensed Statements of Cash Flows for the periods presented. However, the table begins with Non-GAAP Net loss as calculated above, then excludes reconciling amounts related to Other income (expense) (except for such items paid or received in cash), and also reflects resultant modifications to changes in operating assets and liabilities.

TABLE 4: Reconciliation of Non-GAAP Net Loss to Net Cash Used in Operating Activities

Gain on Extinguishment of Debt

The Company’s 2016 Convertible Notes contained a conversion feature whereby installment payments could be made by the Company by issuing shares of common stock to noteholders.  Because this feature was separate from the note itself, when such conversions occurred, they were deemed extinguishments of debt for accounting purposes. During the first three months of 2017, approximately $3.9 million of installment payments were made through conversions of 762,672 shares of common stock.  Also during the first quarter of 2017, the Company and the noteholders agreed to $38.9 million in redemptions of the 2016 Note and a corresponding amount of restricted cash was returned to the noteholders. Accordingly, a significant portion of the 2016 note’s principal amount and derivative liability was extinguished.  A total gain on the extinguishment of debt in the amount of $602,600 was recorded to account for these transactions. The gain amount was equal to the fair market values of the common shares issued and the principal amounts of the notes either paid down or extinguished, partially offset by the related remaining debt discount associated with the extinguished principal amounts, the related derivative liability amounts also reduced, and the accrued underwriting fees eliminated.

Change in Fair Value Liabilities

The change in fair value of the derivative liability resulted in a net gain in earnings of $38.9 million for the three months ended March 31, 2017, compared to a net loss in earnings of $20.2 million for the three months ended March 31, 2016.  During the first quarter of 2017, the Company had a $4.1 million decrease in the fair value of its common stock purchase warrants, due to the decrease in the value of its common stock during the period.  The Company also had a $40.3 million decrease in the fair value of the embedded conversion feature of its 2016 Convertible Notes attributable to the decrease in the value of its common stock during the period.  These decreases in fair values were partially offset by a $5.5 million increase in the fair value of Series F Preferred Stock accounted for as a liability. The increase in the fair value of the Series F Preferred stock was the result of a reset in the fixed conversion price during the quarter as a result of certain conversions of the 2016 Notes and such fixed conversion rate was significantly lower than the value of the stock at the measurement date of period end.

During the three months ended March 31, 2016, Great Basin had an increase in the fair value of its Series E Warrants and embedded conversion feature on convertible notes in the amount of $25.4 million, which was partially offset by the reduction in the fair value of its Series D Warrants and other derivative securities in the amount of $5.2 million.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the Company’s website at www.gbscience.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding events, trends and business prospects, which may affect future operating results and financial position, including but not limited to statements regarding the potential future commercial success of the Company’s assays, the Company’s continued revenue growth, adding the Company’s systems to larger hospitals and labs, expanding assays at existing customers, investments yielding higher revenue per customer, expanded customer base and new assays in the future, building the Company’s total revenue base, increasing sales per instrument, and reducing seasonality in the Company’s revenue stream. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered an indication of future performance. These risks and uncertainties include, but are not limited to: (i) our limited operating history and history of losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the period ended March 31, 2017. These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

GREAT BASIN SCIENTIFIC, INC.

CONDENSED BALANCE SHEETS

March 31, 2017 and December 31, 2016

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$25,616	$1,014,255
Restricted cash	17,015,716	47,066,313
Accounts receivable, net	386,347	479,394
Inventory	1,116,143	1,421,572
Prepaid and other current assets	1,089,661	950,694
Total current assets	19,633,483	50,932,228
Restricted cash, net of current portion	—	12,344,039
Intangible assets, net	23,872	42,586
Property and equipment, net	9,589,510	10,078,484
Total assets	$29,246,865	$73,397,337
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$4,985,129	$3,855,997
Accrued expenses	4,989,910	6,275,808
Current portion of notes payable	—	—
Current portion of convertible notes payable, net of discount	32,249,032	60,000,000
Notes payable - related party	500,000	500,000
Current portion of capital lease obligations	497,408	865,049
Total current liabilities	43,221,479	71,496,854
Convertible notes payable, net of current portion and debt discount	—	15,000,000
Capital lease obligations, net of current portion	52,188	55,912
Derivative liability, net of current portion	4,642,172	36,344,180
Series F convertible preferred stock	11,191,652	5,655,006
Other long term liabilities	—	831,678
Total liabilities	59,107,491	129,383,630
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; Series E convertible preferred stock; 74,380 shares authorized, issued and outstanding	74	74
Common stock, $.0001 par value: 1,500,000,000 and 200,000,000 shares authorized; 763,612 and 940 shares issued and outstanding, respectively	76	—
Additional paid-in capital	159,687,737	155,065,766
Accumulated deficit	(189,548,513)	(211,052,133)
Total stockholders' deficit	(29,860,626)	(55,986,293)
Total liabilities and stockholders' deficit	$29,246,865	$73,397,337

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	March 31,
	2017	2016
Revenues	$830,777	$731,422
Cost of sales	1,980,076	1,861,745
Gross loss	(1,149,299)	(1,130,323)
Operating expenses:
Research and development	2,048,100	2,297,983
Selling and marketing	1,391,978	1,478,778
General and administrative	1,857,729	2,208,657
Total operating expenses	5,297,807	5,985,418
Loss from operations	(6,447,106)	(7,115,741)
Other income (expense):
Interest expense	(11,570,483)	(6,316,330)
Interest income	2,395	578
Gain on extinguishment of debt	602,555	—
Change in fair value liabilities	38,916,259	(20,219,263)
Total other income (expense)	27,950,726	(26,535,015)
Income (loss) before provision for income taxes	21,503,620	(33,650,756)
Provision for income taxes	—	(1,750)
Net income (loss)	$21,503,620	$(33,652,506)
Net income (loss) per common share - basic	$49.74	$(68,819.03)
Net loss per common share - diluted	$(0.70)	$(68,819.03)
Weighted average common shares - basic	432,350	489
Weighted average common shares - diluted	17,370,418	489

See the accompanying notes to condensed financial statements

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$21,503,620	$(33,652,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	538,804	563,322
Bad debt expense	(15,943)	86,273
Change in fair value liabilities	(38,916,259)	20,219,263
Gain on extinguishment of debt	(602,555)	—
Employee stock compensation	24,927	37,045
Debt discount amortization	11,373,712	6,107,467
Asset disposal	42,485	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	108,990	(23,417)
(Increase) decrease in inventory	332,082	(22,870)
Increase in prepaid and other assets	(32,274)	(1,006,698)
Increase (decrease) in accounts payable	987,801	(899,776)
Increase in accrued liabilities	605,206	441,817
Net cash used in operating activities	(4,049,404)	(8,150,080)
Cash flows from investing activities:
Acquisition of property and equipment	(63,853)	(216,230)
Construction of analyzer instruments	(4,017)	(408,271)
Net cash used in investing activities	(67,870)	(624,501)
Cash flows from financing activities:
Proceeds from exercise of warrants	—	1,335,950
Proceeds from follow-on offering	—	5,575,741
Proceeds from release of restricted cash	3,500,000	—
Payment of cash settlement for warrant exercises	—	(314,879)
Principal payments of capital leases	(371,365)	(297,106)
Principal payments of notes payable	—	(5,693)
Net cash provided by financing activities	3,128,635	6,294,013
Net decrease in cash	(988,639)	(2,480,568)
Cash, beginning of the period	1,014,255	4,787,759
Cash, end of the period	$25,616	$2,307,191
Supplemental disclosures of cash flow information:
Interest paid	$204,821	$215,199
Income taxes paid	$—	$1,750
Supplemental schedule of non-cash investing and financing activities:
Offering costs incurred but unpaid	$106,693	$483,952
Property and equipment included in accounts payable	$32,389	$486,309
Cashless exercise of warrants	$—	$187
Change in derivative liability from exercised and issued warrants and convertible notes	$—	$12,384,852

Contact:

Betsy Hartman, Great Basin Scientific

(385) 215-3372

ir@gbscience.com

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